Exhibit 99.2

IHOP Corp.

First Quarter 2004 Conference Call Script

Operator Introduction

Good day ladies and gentlemen, and welcome to IHOP’s first quarter 2004 conference call.  As a reminder, today’s conference is being recorded.  We do ask that you stay on the line for the duration of today’s call, as we will be conducting a question-and-answer session.  Directions on how to participate will be given at the end of management’s introductory remarks.

And now for opening remarks and introductions, I would like to turn the call over to Stacy Roughan, please go ahead.

Introductions – Stacy Roughan

Good morning and thank you for participating on IHOP’s first quarter 2004 conference call.  Today, with us from management are Julia Stewart, President and CEO, and Tom Conforti, CFO.

Before I turn the call over to Julia and Tom, I would like to remind you that today’s conference call contains forward-looking statements.  These forward-looking statements include such words as “may,” “will,” “expect,” “believe,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s new strategic growth plan, the availability of suitable locations and terms of the sites designated for development; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

Now, I’d like to turn the call over to Julia Stewart.

Julia Stewart – Performance Highlights

Thanks, Stacy.  We are pleased to be here today to share terrific results for the first quarter.  We are truly off to a great start in 2004.  Our re-energizing strategies are producing results at every level of our business as we maintain our competitive lead.   In 2004, we will continue to execute the agenda we have laid out to become number one in family dining.  To that end, we are focused on two strategic priorities:  driving sales through enhanced marketing and operational improvements, and supporting franchise development as our new model takes hold this year.

For the first quarter, system-wide sales increased 12.4% to $465.3 million [dollars].  We reported diluted earnings per share of $0.50 [cents] which reflects the strength of our exceptional same-store sales performance and the annualized affect of new unit growth.

Same-store sales rose 7.1% to a 10-year quarterly record high.  IHOP’s same-store sales performance continues to outpace our direct competitors —  even as the overall restaurant industry experiences strong sales results and our competitors begin to rebound from weak performances last year.  We achieved this level of growth by bringing back our Never Ending Pancakes promotion as well as our signature Stuffed French Toast product as limited time offers in the first quarter.  Never Ending Pancakes performed above expectations and significantly improved its performance over the same period last year.  Stuffed French Toast is a unique product that showed its strength as a second-year promotion.  Stuffed French Toast was supported by our first flight of Network Cable advertising for the year, which helped push our same-store sales performance higher.  Our advertising and promotional strategies are working as more guests are coming to IHOP more often.  And, when they visited IHOP, we delivered a great guest experience.

Today, we are excited to preview one of our most exciting promotions of the year – Sirloin Round-up – which we will launch on Monday.  Sirloin Round-up is a select grade of top sirloin that will be served at breakfast, lunch and dinner.  Last year, we increased awareness of IHOP as a great choice for lunch and dinner with the successful introduction of our Super Stacker sandwich promotion.  Now, we expect our Sirloin Round-up promotion to build on that awareness as we look to drive increased traffic throughout the day.  When guests visit an IHOP, they will also experience enhanced restaurant décor with Western themed decorations and denim shirts worn by our restaurant team members.  Most importantly, we have the full support of our franchisees, who are ready to provide our guests with a great experience when they visit.  Sirloin Round-up is our next step toward capturing additional sales at lunch and dinner dayparts.

Our innovative R&D process recently won a prestigious award for setting new standards of excellence and creativity.  Nation’s Restaurant News selected IHOP’s Stuffed Crepes as the best menu line extension with its seventh annual Menu Masters Awards.  This is a tremendous accomplishment for IHOP, and great recognition for our R&D Department.

Turning to operations, we continued to benefit from improvements at the restaurant level during the first quarter.  An important measure of our progress is our Mystery Shop program.  In 2004, we plan to conduct approximately four shops per restaurant per quarter.  That amounted to more than 4,500 shops in the first quarter alone.  Since the inception of our Mystery Shop program in May of last year, we have made meaningful improvements in all aspects of our performance at the restaurant level.  Our Cleanliness and Meal Quality scores, which started out strong, continue to maintain their position.  We identified significant opportunities to improve hospitality at our restaurants.  With the support of training programs designed to instill hospitality with our restaurant team members, we have experienced increased scores in both Greet and Depart guest acknowledgement, as well as in the overall quality of Service our guests receive.  Mystery Shops will continue to play a key role in measuring operational improvements in 2004.

We continued the process to improve or remove poor-performing operators from our system in the first quarter.  As you know, there are a very small number of these operators in our system, so we want 2004 to be the last year we talk about D and F operators.  That means that we are working to implement improvement plans for franchisees who are not currently meeting our operational standards.  These plans are working, and a number of operators have improved their standing.  Since the inception of our effort in September of last year, we have removed 14 operators which addressed a total of 16 restaurants.  Six cases are pending to address an additional nine restaurants.  As we are successful with this process, we expect to take back some of these restaurants, and then, in some cases, take time to rehabilitate them.  So, you might see some variability in the total number of Company-operated restaurants over time.

Our progress with Company-operated restaurants continued as we refranchised nine restaurants and closed three units in the first quarter, reducing Company-operated restaurants down to 31.  Significantly improving the performance of Company-operated restaurants is a priority for us this year as we position these restaurants for refranchising.  Ideally, our goal would be to reduce our Company base to include only those restaurants we operate in Cincinnati.

Now, I’d like to give you an update on an initiative we spoke to you about last year – our push to encourage 24-hour operations throughout the week and on the weekends.  We previously stated that there were approximately 200 high potential locations where a shift to 24-hour operations would increase both profitability and provide same-store sales growth opportunities for our franchisees.  By equipping our Franchise Business Consultants with a strong business rationale, they were able to increase 24-hour operations in our system by nearly 25% in 2003.  In 2002, IHOP’s running 24-7 or 24-2 operations totaled 422 restaurants.  Last year, we added 98 additional restaurants to this number, with a strong level of conversion in our Mid-West, Southeast and Southwest regions.  And, in the first quarter of this year, 34 more restaurants moved to some form of 24-hour operations.  This brings the total number of 24-hour operating restaurants to 554 locations, which means nearly half of our system is now taking advantage of some form of 24-hour operations.

In 2004, we are committed to supporting franchise development.  This is a   critical execution factor as we transition to a steady state operating model in 2005.  As of the end of the first quarter, franchisees have signed commitments to develop a total of 221 restaurants, the majority of which we expect franchisees to open within the next four to five years. Our Franchise & Development Department currently has a number of agreements pending, which could add 40 more restaurants to our development pipeline.  As we recently announced, we began the process of signing franchisees new to the IHOP system.  We expect to continue on this path and anticipate signing increasingly larger deals with new franchisees.  You should see these announcements in the coming weeks and months.

As we have shared, strengthening IHOP’s Information Technology infrastructure is a priority for us this year.  Earlier this month, our Restaurant Support Center launched the guest services portion of our Call Center.  Using Customer Relationship Manager Software, we now have the ability to capture each of our guests’ inquiries and automate the routing, tracking and delivery of this information in a quick and efficient manner.  Starting in May, we will gradually re-route calls from our regional offices to the RSC, with the expectation that all calls from guests will be handled by the RSC by August.  During the quarter, our IT efforts also included promoting conversion to Micros point-of-sale systems in IHOP restaurants.  IT put together an attractive financial package for our franchisees with rebate incentives and financing options.  We are pleased to report that 100 franchisees signed contracts for new Micros systems and 50 additional contracts are currently pending.  These commitments will replace a number of existing, non-pollable POS systems and cash registers.  This effort will play a key role in helping us move to a system that provides better pollable data.

Finally, our plans to develop our Company market in Cincinnati are proceeding well, and it is still our intention of opening three restaurants in the fourth quarter this year.

Now, I’d like to turn the call over to our Chief Financial Officer, Tom Conforti.

Tom Conforti – First Quarter 2004 Performance Review

Thanks, Julia and good morning everyone.  Today, I would like to walk you through a top-line presentation of our financial performance for the first quarter 2004.  I am sure the majority of you have had the opportunity to review the numbers, so I shall keep my comments to key points.

For the quarter, we reported an 83.0% increase in net income to $10.9 million, or an increase of 78.6% in diluted earnings per share to $0.50 in the first quarter 2004.  This increase reflects the impact of $6.7 million in one-time charges associated with our reorganization announced in January 2003, which was recognized in the first quarter 2003.  Excluding these charges, IHOP experienced a 7.4% increase in net income, or an increase of 6.4% in diluted earnings per share in the first quarter 2004.  This increase primarily reflects the benefit of our exceptional same-store sales performance as well as the annualized effect of adding new restaurants to our system.

As Julia mentioned, we experienced a 12.4% increase in system-wide sales and a same-store sales gain of 7.1% for the first quarter —  which was a 10-year record high for any quarter at IHOP.

As we’ve previously indicated, because of the transition to our new operating model, we expected to see a reduction in revenues.  Total revenues for the quarter decreased 2.2% to $91.9 million.  This decrease for the quarter was primarily attributable to a reduction in the number of IHOP operated restaurants in 2004 versus the first quarter 2003.

Now, let me briefly cover our profit performance by our four key reporting segments.

Franchise Operations revenues grew by 15.8% for the quarter as franchise retail sales increased due to growth in effective units as well as our same-store sales performance.  Franchise operations expenses increased by 18.8% for the quarter as a result of the increased cost of supporting the growth in franchise revenues.  Profit from Franchise Operations increased for the quarter by 13.3% as retail sales in franchise restaurants increased.

Rental revenues increased by 14.4% for the quarter due to an increase in the number of operating leases associated with new and refranchised restaurants.  Rental expenses increased by 17.2% for the quarter primarily due to the increase in the number of operating leases associated with new restaurant development.  As a result, Rental Operations profit increased for the quarter by 7.7%.

Financing Operations revenues decreased by 19.7% for the quarter because nine fewer restaurants were franchised and opened under our old model in the first quarter 2004 versus first quarter last year.  Expenses in this segment decreased 23.7% for the quarter as fewer restaurants were opened.  Financing operations profit decreased 14.7% for the quarter as a result of this lower franchising level.

In our final segment, Company Restaurant Operations, we reported a 46.4% decrease in revenues due to 35 fewer effective Company-operated restaurants in the first quarter versus the same quarter last year.  Expenses in this segment decreased 42.8% as we significantly reduced the number of Company-operated restaurants.  The loss increased 13.5% for the quarter.  This was primarily due to higher than normal exit costs associated with our successful efforts to refranchise restaurants.

Moving on to General and Administrative expenses, SG&A increased for the quarter by 11.2% to $13.6 million.  The increase was primarily due to normal increases in salaries and wages as well as additional costs associated with new initiatives in the areas of marketing, operations, training, R&D and IT.

Turning to our key balance sheet items, the balance of cash, cash equivalents and marketable securities at March 31, 2004 increased by 16.9% to $85.9 million from $73.5 million in the same period last year.  This was principally due to improvements in cash from operations.  Our longer-term asset categories showed a gradual decline, as expected, due to our business model change.  Long-term receivables decreased to $351.4 million from $354.0 million at the end of last year.  The balance of property and equipment decreased 0.9% to $311.3 million versus 2003.  Total Capex was $4.3 million, compared to $27.3 million in 2003, reflecting the benefit of our transition from the old to the new business model.

Taking a look at cash flow, cash flow from operations for the quarter ended at $20.3 million.  This marked an improvement over 2003 by $6.9 million due to a smaller reduction in payables.

Before turning the call back to Julia, I wanted to provide some clarification on a few points that arose from our last conference call, and as a result of our recent 10-K filing, which included additional points of disclosure.

First, I wanted to provide more insight into IHOP’s relief assistance.  This is a strategic tool we utilize to support good franchise operators who are experiencing temporary financial difficulties in order to avoid costlier take back scenarios.  In most cases, these situations appear on our radar screen when franchisees have difficulty in meeting their weekly note obligations or royalty payments.  We monitor each case closely for some time before we step in.  In each case, we work with the franchisee to develop a solid business plan to return the restaurant to profitability.

Typically, relief is offered in the form of lower rent payments offered in six to 12 month intervals.  This assistance is most commonly extended to newer restaurants in greener markets.  We find the need for relief diminishing after the first five to seven years after a new restaurant opens, which corresponds to the franchisee paying off his or her franchise fee note, and subsequent improvement in cash flow.  As our new business model takes hold, we expect the instances of relief to decline.  We indicated in our 10-K that we extended relief to 38 restaurants totaling $2.2 million in 2003.  We are in the process of evaluating all existing arrangements to see how we can minimize payments moving forward.  As we continue our strong sales performance, we expect to find fewer franchisees requiring such assistance.

Next, as we changed our business model last year, many of you were particularly interested in understanding the run-off rate of our receivable balance and the cash flow impact on an annual basis.  Accordingly, in IHOP’s 10-K filing for 2003, we included a 5-year breakout, and balance thereafter, of our contractual principal receipts on various receivables due from our franchisees.   We will continue this disclosure on an annual basis in our 10-K filings.

To help investors understand our rate of restaurant development, we included a development schedule in our 10-K as well.  This schedule includes all MSDA and SSDA agreements we had completed as of year-end, and details our restaurant development expectations over the next several years.  This serves to provide a perspective on how new development agreements will translate into new restaurant openings in the coming years.  You will be able to track our progress through periodic press release announcements and in our quarterly 10-Q filings.

The final issue disclosed in our 10-K that I want to comment on concerns an ongoing IRS audit.  This disclosure came about due to a routine IRS federal income tax audit of the Company for 2000 and 2001.  The IRS is proposing adjustments that would accelerate the tax years in which we report initial franchise fee income for federal income tax purposes.  The

IRS wants IHOP to recognize initial franchise fee revenue for tax purposes in the taxable year during which the franchise agreements were executed.  Since at least the mid 1960’s, the Company has recognized franchise fee revenue for tax purposes as the franchisees use their franchise rights over the term of the franchise agreement, or earlier, when such initial franchise fees are due.  The Company’s position had not been previously challenged by the IRS in its prior audits.  If the IRS is successful, IHOP would be required to report additional income for 2000 and 2001 of approximately $49.3 million. The tax liability for these proposed adjustments would be $17.3 million – exclusive of interest, penalties and any related state tax liability.  While this could result in a cash payment, we do not expect a P&L impact.  We are currently contesting the proposed adjustments through administrative proceedings with the IRS, with ongoing support from PricewaterhouseCoopers.  There is no clear outlook on the likelihood of a settlement at this time or the timing of the resolution.

Finally, last Friday, the Audit Committee of our Board of Directors announced a change in our independent public auditors.  PricewaterhouseCoopers had served as our accountants for the last 21 years, and the Audit Committee considered whether it would be appropriate to discontinue the relationship and engage another firm.  While the Audit Committee has been consistently pleased with PricewaterhouseCoopers’ performance and professionalism, they felt that after 21 years, it would be beneficial to engage a new auditor who could bring a fresh perspective to the review and audit of our financials.  To that end, the Audit Committee engaged Ernst and Young.

Now, I’d like to turn the call back to Julia.

Julia Stewart – Closing Remarks

Thanks, Tom.  2004 started off strong as we continued to execute the re-energizing strategies responsible for generating the positive momentum we experienced last year.  We remain dedicated to these strategies as we focus on driving sales through enhanced marketing and operational improvements, and supporting franchise development as our new model takes hold this year.

We reiterate our EPS expectations for 2004 of $1.65 to $1.75 per diluted share.  We expect our franchisees and area licensee to open 35 to 45 new restaurants this year.   And, we expect cash from operations to be in the range of $50 to $55 million [dollars] and capital expenditures to range between $10 to $15 million [dollars].

With that, we’d be pleased to answer any questions you might have.  Operator?

Julia Stewart – Closing Comments

Thank you for joining us today.  We look forward to speaking with you on our next quarterly call scheduled for July 22nd.